EXHIBIT 10.1

                             PS BUSINESS PARKS, L.P.

                        AMENDMENT TO AGREEMENT OF LIMITED
                             PARTNERSHIP RELATING TO
                      9 1/2% SERIES D CUMULATIVE REDEEMABLE
                                 PREFERRED UNITS

     This Amendment to the Agreement of Limited Partnership of PS Business Parks, L.P., a California limited partnership (the "PARTNERSHIP"), dated as of May 10, 2001 (this "AMENDMENT"), amends the Agreement of Limited Partnership of the Partnership, dated as of March 17, 1998, as amended, by and among PS Business Parks, Inc. (the "GENERAL PARTNER") and each of the limited partners described on Exhibit A to that partnership agreement (the "PARTNERSHIP AGREEMENT"). Section references are (unless otherwise specified) references to sections in this Amendment.

     WHEREAS, the General Partner agreed to issue 1,840,000 Depositary Shares each representing 1/1000th of a share of the General Partner's preferred stock designated as the "9.500% Cumulative Preferred Stock, Series D" (the "DEPOSITARY SHARES") for a price of $25.00 per Depositary Share;

     WHEREAS, Section 4.1(b)(2) of the Partnership Agreement requires the General Partner to contribute to the Partnership the funds raised through the issuance of additional shares of the General Partner in return for additional Partnership Units, and provides that the General Partner's capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter's discount or other expenses incurred, with any such discount or expense deemed to have been incurred on behalf of the Partnership);

     WHEREAS, Section 4.2(a) of the Partnership Agreement provides generally for the creation and issuance of Partnership Units with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to other
Partnership Interests, all as shall be determined by the General Partner, without the consent of the Limited Partners, and Section 4.2(b) of the Partnership Agreement specifically contemplates the issuance of Units to the General Partner having designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of shares issued by the General Partner, such as the Depositary Shares;

     WHEREAS, the General Partner desires to cause the Partnership to issue additional Units of a new class and series, with the designations, preferences and relative, participating, optional or other special rights, powers and duties set forth herein; and

     WHEREAS, the General Partner desires by this Amendment to so amend the Partnership Agreement as of the date first set forth above to provide for the designation and issuance of such new class and series of Units.

     NOW, THEREFORE, the Partnership Agreement is hereby amended by establishing and fixing the rights, limitations and preferences of a new class and series of Units as follows:

     SECTION 1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Partnership Agreement. Capitalized terms that are used in this Amendment shall have the meanings set forth below:

     (a) "LIQUIDATION PREFERENCE" means, with respect to the Series D Preferred Units (as defined below), $25.00 per Series D Preferred Unit, plus the amount of any accumulated and unpaid Priority Return (as defined below) with respect to such Series D Preferred Unit, whether or not declared, minus any distributions in excess of the Priority Return that has accrued with respect to such Series D Preferred Units, to the date of payment.

     (b) "PARITY PREFERRED UNITS" means any class or series of Partnership Interests (as such term is defined in the Partnership Agreement) of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on a parity with the Series D Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The 87/8% Series B Cumulative Redeemable Preferred Units of the Partnership created pursuant to an amendment to the Partnership Agreement dated as of April 23, 1999 (the "SERIES B PREFERRED UNITS"), the 9 1/4% Series A Cumulative Redeemable Preferred Units of the Partnership created pursuant to an amendment to the Partnership Agreement dated April 30, 1999 (the "SERIES A PREFERRED UNITS"), the 8 3/4 % Series C Cumulative Redeemable Preferred Units of the Partnership created pursuant to an amendment to the Partnership Agreement dated September 3, 1999 (the "SERIES C PREFERRED UNITS"), the 87/8% Series X Cumulative Redeemable Preferred Units of the Partnership created pursuant to an amendment to the Partnership Agreement dated September 7, 1999 (the "SERIES X PREFERRED UNITS"), the 87/8% Series Y Cumulative Redeemable Preferred Units of the Partnership created pursuant to an amendment to the Partnership Agreement dated July 12, 2000 (the "SERIES Y PREFERRED UNITS") and the Series D Preferred Units are expressly designated as Parity Preferred Units with respect to each other. Notwithstanding the differing allocation rights set forth in Section 4 below that apply to the Series A, B, C and D Preferred Units (as compared to the Series X and Y Preferred Units), for purposes of this Amendment those Series A, B, C and D Preferred Units and any future series of preferred units that rank in parity with those series also shall be considered Parity Preferred Units to the Series X and Y Preferred Units.

     (c) "PRIORITY RETURN" means an amount equal to 9 1/2% per annum, of the Liquidation Preference per Series D Preferred Unit, commencing on the date of issuance of such Series D Preferred Unit, determined on the basis of a 360-day year (and twelve 30-day months), cumulative to the extent not distributed on any Series D Preferred Unit Distribution Payment Date (as defined below).

     SECTION 2. CREATION OF SERIES D PREFERRED UNITS. (a) DESIGNATION AND NUMBER. Pursuant to Section 4.2(a) of the Partnership Agreement, a series of Partnership Units (as such term is defined in the Partnership Agreement) in the Partnership designated as the "9 1/2% Series D Cumulative Redeemable Preferred Units" (the "SERIES D PREFERRED UNITS") is hereby established effective as of May 10, 2001. The number of Series D Preferred Units shall be 1,840,000. The Holders of Series D Preferred Units shall not have any Percentage Interest (as such term is defined in the Partnership Agreement) in the Partnership.

     (b) CAPITAL CONTRIBUTION. In return for the issuance to the General Partner of the Series D Preferred Units set forth on Exhibit C to this Amendment, the General Partner has contributed to the Partnership the funds raised through the General Partner's issuance of the Depositary Shares (the General Partner's capital contribution shall be deemed to equal the amount of the gross proceeds of that share issuance, I.E., the net proceeds actually contributed, plus any underwriter's discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership).

     (c) CONSTRUCTION. The Series D Preferred Units have been created and are being issued in conjunction with the General Partner's issuance of the Depositary Shares relating to the General Partner's 9 1/2% CumulatiVE Preferred Stock, Series D, and as such, the Series D Preferred Units are intended to have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the Depositary Shares, and the terms of this Amendment shall be interpreted in a fashion consistent with this intent.

     SECTION 3. DISTRIBUTIONS. (a) PAYMENT OF DISTRIBUTIONS. Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, pursuant to Section 5.1 of the Partnership Agreement, holders of Series D Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, the Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance of the Series D Preferred Units and, notwithstanding Section 5.1 of the Partnership Agreement, will be payable (i) quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on June 30, 2001 and (ii) in the event of a redemption of Series D Preferred Units (each a "SERIES D PREFERRED UNIT DISTRIBUTION PAYMENT DATE"). If any date on which distributions are to be made on the Series D Preferred Units is not a Business Day (as defined below), then payment of the distribution to be made on such date will be made on the Business Day immediately preceding such date with the same force and effect as if made on such date. Distributions on the Series D

Preferred Units will be made to the holders of record of the Series D Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Series D Preferred Unit Distribution Payment Date. Business Day shall be any day other than a Saturday, Sunday or day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday.

     (b) PROHIBITION ON DISTRIBUTION. No distributions on Series D Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any such time as the terms and provisions of any agreement of the Partnership or the General Partner, including any agreement relating to their indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law.

     (c) DISTRIBUTIONS CUMULATIVE. Distributions on the Series D Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series D Preferred Units will accumulate as of the Series D Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series D Preferred Unit Distribution Payment Date to holders of record of the Series D Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

     (d) PRIORITY AS TO DISTRIBUTIONS. Subject to the provisions of Article 13 of the Partnership Agreement:

     (i) So long as any Series D Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series D Preferred Units (collectively, "JUNIOR UNITS"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series D Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series D Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full. The foregoing sentence shall not prohibit (x) distributions payable solely in Junior Units, or (y) the conversion of Junior Units or Parity Preferred Units into Partnership Interests ranking junior to the Series D Preferred Units.

     (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series D Preferred Units, all distributions authorized and declared on the Series D Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series D Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series D Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

     (e) NO FURTHER RIGHTS. Holders of Series D Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

     SECTION 4. ALLOCATIONS. Section 6.1(a)(ii) of the Partnership Agreement is amended to read, in its entirety, as follows:

                   " (ii) (A) Notwithstanding anything to the contrary contained in this Agreement, in any taxable year: (1) the holders of series A, B, C and D Preferred Units shall first be allocated an amount of gross income equal to the Priority Return distributed to such holders in such taxable year, and (2) subject to any prior allocation of Profit pursuant to the loss chargeback set forth in Section 6.1(a)(ii)(B) below, the holders of Series X and Y Preferred Units shall then be allocated an amount of Profit equal to the Priority Return distributed to such holders either in such taxable year or in prior taxable years to the extent that such distributions have not previously been matched with an allocation of Profit pursuant to this Section 6.1(a)(ii)(A)(2).

                   (B) After the Capital Account balances of all Partners other than holders of any series of Preferred Units have been reduced to zero, Losses of the Partnership that otherwise would be allocated so as to cause deficit Capital Account balances for those other Partners shall be allocated to the holders of the Series A, B, C, D, X and Y Preferred Units in proportion to the positive balances of their Capital Accounts until those Capital Account balances have been reduced to zero. If Losses have been allocated to the holders of the Series A, B, C, D, X and Y Preferred Units pursuant to the preceding sentence, the first subsequent Profits shall be allocated to those preferred partners so as to recoup, in reverse order, the effects of the loss allocations.

                   (C) Upon liquidation of the Partnership or the interest of the holders of Series A, B, C, D, X or Y Preferred Units in the Partnership: (1) items of gross income or deduction shall first be allocated to the holders of Series A, B, C and D Preferred Units in a manner such that, immediately prior to such liquidation, the Capital Account balances of such holders shall equal the amount of their Liquidation Preferences, and (2) an amount of Profit or Loss shall then be allocated to the holders of Series X and Y Preferred Units in a manner such that, immediately prior to such liquidation, the Capital Account balances of such holders shall equal the amount of their Liquidation Preferences."

     SECTION 5. OPTIONAL REDEMPTION. The Series D Preferred Units shall be redeemed at the same time, to the same extent, and applying, except as set forth below, similar procedures, as any redemption by the General Partner of the Depositary Shares. The redemption price, payable in cash, shall equal the Liquidation Preference (the "REDEMPTION PRICE"). The Partnership will deliver into escrow with an escrow agent acceptable to the Partnership and the holders of the Series D Preferred Units being redeemed (the "ESCROW AGENT") the Redemption Price and an executed Redemption Agreement, in substantially the form attached as Exhibit A (the "REDEMPTION AGREEMENT"), and an Amendment to the Agreement of Limited Partnership evidencing the Redemption, in substantially the form attached as Exhibit B. The holders of the Series D Preferred Units to be redeemed will also deliver into escrow with the Escrow Agent an executed Redemption Agreement and an executed Amendment to the Agreement of Limited Partnership evidencing the redemption. Upon delivery of all of the above-described items by both parties, on the redemption date the Escrow Agent shall release the Redemption Price to the holders of the Series D Preferred Units and the fully-executed Redemption Agreement and Amendment to Agreement of Limited Partnership to both parties. On and after the date of redemption, distributions will cease to accumulate on the Series D Preferred Units called for redemption, unless the Partnership defaults in the payment of the Redemption Price. The Redemption Right (as such term is defined in the Partnership Agreement) given to Limited Partners (as such term is defined in the Partnership Agreement) in Section 8.6 of the Partnership Agreement shall not be available to the holders of the Series D Preferred Units and all references to Limited Partners in said Section 8.6 (and related provisions of the Partnership Agreement) shall not include holders of the Series D Preferred Units.

     SECTION 6. VOTING RIGHTS. Holders of the Series D Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 14.1 of the Partnership Agreement and in this Section 6. Solely for purposes of Section 14.1 of the Partnership Agreement, each Series D Preferred Unit shall be treated as one Partnership Unit.

     SECTION 7. TRANSFER RESTRICTIONS. The holders of Series D Preferred Units shall be subject to all of the provisions of Section 11 of the Partnership Agreement.

     SECTION 8. NO CONVERSION RIGHTS. The holders of the Series D Preferred Units shall not have any rights to convert such units into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

     SECTION 9. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series D Preferred Units.

     SECTION 10. EXHIBIT A TO PARTNERSHIP AGREEMENT. In order to duly reflect the issuance of the Series D Preferred Units provided for herein, the Partnership Agreement is hereby further amended pursuant to Section 12.3 of the Partnership Agreement by replacing the current form of Exhibit A to the Partnership Agreement with the form of Exhibit A that is attached to this Amendment as Exhibit C.

     SECTION 11. INCONSISTENT PROVISIONS. Nothing to the contrary contained in the Partnership Agreement shall limit any of the rights or obligations set forth in this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

                                            PS BUSINESS PARKS, INC.



                                            By:  /S/ JACK CORRIGAN
                                                -------------------
                                                Name:   Jack E. Corrigan
                                                Title:  Chief Financial Officer